Exhibit 99.3

On March 25, 2014 ("Closing Date"), CoreLogic, Inc., a Delaware corporation (“Corelogic” or the “Company”), through its indirect wholly-owned subsidiaries, CoreLogic Acquisition Co. I, LLC, a Delaware limited liability company, CoreLogic Acquisition Co. II, LLC, a Delaware limited liability company, and CoreLogic Acquisition Co. III, LLC, a Delaware limited liability company, completed the previously-announced acquisition of (1) all of the issued and outstanding equity interests of Decision Insight Information Group (U.S.) I, Inc., a Delaware corporation, and Decision Insight Information Group (U.S.) III, LLC, a Delaware limited liability company from Property Data Holdings, Ltd., a Cayman Islands company (the “Stock Seller”); (2) the credit, flood and automated valuation model assets of DataQuick Lending Solutions, Inc., a Delaware corporation (“DQLS”); and (3) certain intellectual property assets of Decision Insight Information Group S.à r.l., a Luxembourg private limited company (“Luxco”), and assumed certain transferred liabilities (collectively, the “Transaction”) with Stock Seller, DQLS, Luxco, and, solely with respect to CoreLogic Solutions, LLC, a California limited liability company, and solely with respect to, and Property Data Holdings, L.P., a Cayman Islands exempted limited partnership.

The total consideration paid in connection with the transaction referenced above was approximately $650.1 million in cash (as adjusted) and subject to future working capital adjustment, which was funded through borrowings under the Credit Agreement (as defined below).

On the Closing Date, and in connection with the Transaction, the Borrowers also entered into a credit agreement among the Company, the Australian Borrower, the lenders party thereto (the “Lenders”), the other parties thereto and Bank of America, N.A., as Administrative Agent (the “Credit Agreement”). The Credit Agreement provides for a $850.0 million five-year term loan facility (the “Term Facility”) and a $550.0 million five-year revolving credit facility (which includes a $100.0 million multicurrency revolving sub-facility and a $50.0 million letter of credit sub-facility) (the “Revolving Facility”). The Credit Agreement also provides for the ability to increase the Term Facility and/or Revolving Facility by up to $500.0 million in the aggregate.

The Transaction has been accounted for using the acquisition method of accounting in accordance with current accounting guidance for business combinations and non-controlling interest. As a result, the total purchase price has been preliminarily allocated to the net tangible and intangible assets acquired and liabilities assumed of the acquired businesses (a carve-out of Property Data Holdings, Ltd.) based on their estimated fair values. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. The preliminary allocation reflects management’s best estimates of fair value, which are based on key assumptions of the Transaction, including prior acquisition experience, benchmarking of similar acquisitions and historical data. In addition, portions of the preliminary allocation are dependent upon certain valuations and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Upon completion of detailed valuation studies and the final determination of fair value, the Company may make additional adjustments to the fair value allocation, which may differ significantly from the valuations set forth in the unaudited pro forma condensed combined financial statements.

The unaudited pro forma condensed combined statements of operations are based on estimates and assumptions, which have been made solely for the purposes of developing such pro forma information. Pro forma adjustments arising from the Transaction are derived from the estimated fair value of the assets acquired and liabilities assumed included in the preliminary purchase price allocation. The unaudited pro forma condensed combined statements of operations also include certain purchase accounting adjustments such as increased amortization expense on acquired intangible assets, adjustments to deferred revenue, changes in interest expense on the debt incurred to complete the Transaction and debt repaid as part of the Transaction as well as the tax impacts related to these adjustments. The pro forma adjustments are based upon available information and certain assumptions that the Company believes are reasonable.

These unaudited pro forma condensed combined financial statements should be read in conjunction with the:

•	Accompanying notes;

•	Separate audited consolidated financial statements of Corelogic, Inc. included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and

•
Separate audited balance sheet of the acquired businesses (a carve-out of Property Data Holdings, Ltd.) as of December 31, 2013 and the related statements of operations and cash flow for the year ended December 31, 2013.

The unaudited pro forma condensed combined financial statements have been presented for information purposes only and are not necessarily indicative of what the combined company’s financial position or results of operations actually would have been had the business combination been completed as of the dates indicated, nor are they necessarily indicative of the future operating results or financial position of the combined company. As a result, they do not reflect future events that may occur after the Transaction, including the potential realization of any cost savings from operating efficiencies, synergies, restructuring or any other costs relating to the integration of the businesses. Therefore, the actual amounts recorded as of the date of Transaction and thereafter may differ from the information presented herein.

CoreLogic, Inc.
Pro Forma Condensed Combined Balance Sheet
As of December 31, 2013
(unaudited)

(in thousands, except par value)	Corelogic	Acquired Business	Pro Forma Adjustments		Pro Forma Combined
Assets
Current assets:
Cash and cash equivalents	$134,741	$—	$39,275	A	$174,016
Marketable securities	22,220	—	—		22,220
Accounts receivable, net	196,282	5,440	—		201,722
Prepaid expenses and other current assets	50,674	1,973	—		52,647
Income tax receivable	13,516	—	—		13,516
Deferred income tax assets, current	86,158	705	1,143	B	88,006
Assets of discontinued operations	138,023	—	—		138,023
Total current assets	641,614	8,118	40,418		690,150
Property and equipment, net	195,645	3,792	173,608	C	373,045
Goodwill, net	1,390,674	264,155	93,929	D	1,748,758
Other intangible assets, net	175,808	220,547	(91,147)	E	305,208
Capitalized data and database costs, net	330,188	—	—		330,188
Investment in affiliates, net	95,343	17,535	7,290	F	120,168
Deferred income tax assets, long-term	—	120	(120)	B	—
Restricted cash	12,050	—	—		12,050
Other assets	162,033	2	12,111	G	174,146
Total assets	$3,003,355	$514,269	$236,089		$3,753,713
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$154,526	$8,940	$—		$163,466
Accrued salaries and benefits	101,715	—	—		101,715
Income taxes payable	—	1,473	—		1,473
Deferred revenue, current	223,323	23,064	(11,602)	H	234,785
Current portion of long-term debt	28,154	—	—		28,154
Liabilities of discontinued operations	30,309	—	—		30,309
Total current liabilities	538,027	33,477	(11,602)		559,902
Long-term debt, net of current	811,776	—	689,377	I	1,501,153
Deferred revenue, net of current	377,086	2,489	(1,063)	H	378,512
Deferred income tax liabilities, long term	74,308	—	23,821	B	98,129
Other liabilities	147,583	—	—		147,583
Total liabilities	1,948,780	35,966	700,533		2,685,279

Redeemable noncontrolling interest	10,202	—	—		10,202

Equity:
CoreLogic stockholders' equity:
Stockholders' equity	1,097,962	478,303	(464,444)	J	1,111,821
Accumulated other comprehensive loss	(53,589)	—	—		(53,589)
Total equity	1,044,373	478,303	(464,444)		1,058,232
Total liabilities and equity	$3,003,355	$514,269	$236,089		$3,753,713

CoreLogic, Inc.
Pro Forma Condensed Combined Statement of Income
For the Fiscal Year Ended December 31, 2013
(unaudited)

(in thousands, except per share amounts)	Corelogic	Acquired Business	Pro Forma Adjustments		Pro Forma Combined
Operating revenues	$1,330,630	$121,315	$(19,056)	(A)	$1,432,889
Cost of services (excluding depreciation and amortization shown below)	670,228	48,025	(7,518)	(B)	710,735
Selling, general and administrative expenses	360,506	32,784	—		393,290
Depreciation and amortization	127,020	34,766	(15,931)	(C)	145,855
Total operating expenses	1,157,754	115,575	(23,449)		1,249,880
Operating income	172,876	5,740	4,393		183,009
Interest expense:
Interest income	4,701	—	—		4,701
Interest expense	52,350	—	14,400	(D)	66,750
Total interest expense, net	(47,649)	—	(14,400)		(62,049)
Gain/(loss) on investments and other, net	12,032	(130)	—		11,902
Income from continuing operations before equity in earnings of affiliates and income taxes	137,259	5,610	(10,007)		132,862
Provision for income taxes	34,473	808	(3,828)	(E)	31,453
Income from continuing operations before equity in earnings of affiliates	102,786	4,802	(6,179)		101,409
Equity in earnings of affiliates, net of tax	27,361	(2,354)	—		25,007
Net income from continuing operations	$130,147	$2,448	$(6,179)		$126,416
Basic income/(loss) per share:
Net income from continuing operations	$1.37				$1.33
Diluted income/(loss) per share:
Net income from continuing operations	$1.34				$1.30
Weighted-average common shares outstanding:
Basic	95,088				95,088
Diluted	97,109				97,109

Note 1 – Description of Transaction

On March 25, 2014 ("Closing Date"), CoreLogic, Inc., a Delaware corporation (“CoreLogic” or the “Company”), through its indirect wholly owned subsidiaries, CoreLogic Acquisition Co. I, LLC, a Delaware limited liability company, CoreLogic Acquisition Co. II, LLC, a Delaware limited liability company, and CoreLogic Acquisition Co. III, LLC, a Delaware limited liability company, completed the previously announced acquisition of (1) all of the issued and outstanding equity interests of Decision Insight Information Group (U.S.) I, Inc., a Delaware corporation, and Decision Insight Information Group (U.S.) III, LLC, a Delaware limited liability company from Property Data Holdings, Ltd., a Cayman Islands company (the “Stock Seller”), (2) the credit, flood and automated valuation model assets of DataQuick Lending Solutions, Inc., a Delaware corporation (“DQLS”); and (3) certain intellectual property assets of Decision Insight Information Group S.à r.l., a Luxembourg private limited company (“Luxco”), and assumed certain transferred liabilities (collectively, the “Transaction”) with Stock Seller, DQLS, Luxco, and, solely with respect to CoreLogic Solutions, LLC, a California limited liability company, and solely with respect to, and Property Data Holdings, L.P., a Cayman Islands exempted limited partnership.

The total consideration paid in connection with the transaction referenced above was approximately $650.1 million in cash (as adjusted) and subject to future working capital adjustment, which was funded through borrowings under the Credit Agreement (as defined below).

On the Closing Date, and in connection with the Transaction, the Borrowers also entered into a credit agreement among the Company, the Australian Borrower, the lenders party thereto (the “Lenders”), the other parties thereto and Bank of America, N.A., as Administrative Agent (the “Credit Agreement”). The Credit Agreement provides for a $850.0 million five-year term loan facility (the “Term Facility”) and a $550.0 million five-year revolving credit facility (which includes a $100.0 million multicurrency revolving sub-facility and a $50.0 million letter of credit sub-facility) (the “Revolving Facility”). The Credit Agreement also provides for the ability to increase the Term Facility and/or Revolving Facility by up to $500.0 million in the aggregate.

Note 2 – Basis of Presentation
The unaudited pro forma condensed combined financial statements herein are based upon the historical consolidated financial statements of CoreLogic and Data Business (a carve-out of Property Data Holdings, Inc.) and have been prepared to illustrate the effects of the Transaction. The unaudited pro forma condensed combined balance sheet as of December 31, 2013 gives effect to the Transaction as if it had occurred on December 31, 2013. The unaudited pro forma condensed combined statements of operations for year ended December 31, 2013 give effect to the Transaction as if it had occurred on January 1, 2013 (the first day of the Company’s 2013 fiscal year). Certain amounts in the Data Business (a carve-out of Property Data Holdings, Inc.) consolidated financial statements have been reclassified to conform to the Company’s basis of presentation.

Note 3 – Preliminary Estimated Purchase Price Allocation
The Transaction has been accounted for using the acquisition method of accounting in accordance with current accounting guidance for business combinations and non-controlling interest. The purchase price was allocated to the assets acquired and liabilities assumed using a variety of valuation techniques including discounted cash flow analysis which included significant unobservables. Any excess of the purchase price over the fair value of identified assets acquired and liabilities assumed is recognized as goodwill. The allocation of purchase price is subject to change based on our final determination of fair value. The preliminary allocation of the purchase price, as if the Acquisition occurred on December 31, 2013, is as follows:

Purchase Price
Accounts receivable, net	$5,440
Prepaid expenses and other current assets	1,973
Deferred income tax assets, current	1,848
Property and equipment, net	177,400
Goodwill, net	358,084
Other intangible assets, net	129,400
Investment in affiliates, net	24,825
Other assets	2
Total assets acquired	698,972
Accounts payable and accrued expenses	8,940
Income taxes payable	1,473
Deferred revenue, current	13,212
Deferred revenue, net of current	1,426
Deferred income tax liabilities, long term	23,821
Net assets acquired	$650,100

The following table sets forth the components of identifiable intangible assets acquired and their preliminary estimated useful lives as of the date of the Acquisition.

	Purchase Price	Useful Lives
Customer list	$66,400	14 years
Trade names	63,000	10 years
	$129,400

Note 4 – Pro Forma Adjustments
Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments
The following is a summary of pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Balance Sheet. These adjustments are based on preliminary estimates, which may change as additional information is obtained:

(A)	Excess cash obtained from borrowing.

(B)	To adjust tax related accounts to their estimated fair value.

(C)	To adjust property and equipment, net to reflect its estimated fair value. As of the date of acquisition, the preliminary estimated useful life range is 3 to 15 years.

(D)	To adjust goodwill, net to reflect the purchase price allocation residual from the Transaction.

(E)	To adjust other identifiable intangible assets, net to reflect the purchase price allocation from the Transaction.

(F)	To adjust investment in affiliates, net to reflect its estimated fair value.

(G)	Reflects the capitalization of new deferred financing costs of $13.1 million net of write-off on previously capitalized deferred financing costs of $1.0 million.

(H)	Reflects an adjustment to Data Business' deferred revenues to their estimated fair value of $10.9 million and the elimination of $1.8 million of intercompany deferred revenue, current.

(I)	To record additional financing incurred to close the acquisition.

(J)
Reflects the elimination of the equity accounts of the Data Business of $478.3 million, the offset to the net deferred financing cost adjustment of $12.1 million and the offset to the elimination of $1.8 million of intercompany deferred revenue.

Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments
The following is a summary of pro forma adjustments reflected in the Unaudited Pro Forma Condensed Combined Statement of Operations. These adjustments are based on preliminary estimates, which may change as additional information is obtained:

(A)	Reflects reduction of intercompany revenue of $7.5 million and an adjustment to deferred revenue of $11.5 million.

(B)	Reflects reduction on cost of services related to eliminated intercompany revenues.

(C)	True-up of amortization for property and equipment and intangibles after purchase accounting.

(D)
Includes additional interest expense of $12.1 million and an increase in amortization of deferred financing costs of $2.3 million. We reflected approximately $689.4 million in additional long-term debt outstanding. A hypothetical 0.125% increase or decrease in interest rates would have resulted in an approximately $0.9 million change to interest expense in our condensed combined statement of operations.

(E)	Reflects our estimated statutory rate of 38.25% for income tax on the pro forma adjustments to income from continuing operations before equity in earnings of affiliates and income taxes.